EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended February 28, 2006

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	01-Feb-06	15-Feb-06	15-Mar-06	Floating Allocation Percentage at Month-End	77.71%
To	28-Feb-06	15-Mar-06
Days

Description of Collateral		Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:		Payment Date	Period	Period
		9/15/2006	3/1/2006	No
Notes	$800,000,000.00

Principal Amount of Debt	$800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	0.00
Series Nominal Liquidation Amount	$906,515,580.72

Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	251,841,646.45	Beginning	$0.00

Total Collateral	$1,210,357,227.17	Additions	$0.00
		Ending Balance	$0.00
Collateral as Percent of Notes	151.29%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	28
	Total Pool	LIBOR	4.570000%
Beginning Gross Principal Pool Balance	$2,777,524,222.56	Applicable Margin	0.030000%
Total Principal Collections	(1,063,522,218.75)		4.600000%
Investment in New Receivables	1,166,756,303.85
Receivables Added for Additional Accounts	-		Actual	Per $1000
Repurchases	(5,524,248.80)	Interest	$2,862,222.22	$3.01
Principal Default Amounts	-	Principal	$0.00	$0.00
Principal Reallocation	-	Unused Fee	$0.00	$0.00
New Series Issued During Collection Period				$3.01
Less Net CMA Offset	(225,221,755.75)
Less Servicing Adjustment	(2,355,868.68)	Total Due Investors	$2,862,222.22	4.600000%
Ending Balance	$2,647,656,434.43	Servicing Fee	755,429.65
		Excess Cash Flow	$1,343,539.92
SAP for Next Period	54.29%

Average Receivable Balance	$2,599,713,512.54
Monthly Payment Rate	40.91%	Reserve Account

Interest Collections		Required Balance	$6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$0.00
	NMOTR
	Total Pool
Total Interest Collections	$13,965,367.60
Principal Reallocations	0.00
Recoveries on Receivables Written Off	0.00
Total Available	$13,965,367.60